UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2022

PROFESSIONAL DIVERSITY NETWORK, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35824	80-0900177
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

55 E. Monroe Street, Suite 2120, Chicago, Illinois 60603

(Address of principal executive offices)

Registrant’s telephone number, including area code: (312) 614-0950

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value	IPDN	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously disclosed, on May 24, 2022, Professional Diversity Network, Inc. (the “Company”) received a written notification (the “Notice”) from The NASDAQ Stock Market (“NASDAQ”) stating that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(2) (the “Rule”) because for the last 30 consecutive business days the closing bid price of the Company’s common stock was below the $1.00 per share minimum required for continued listing on NASDAQ.

On November 22, 2022, the Company received a letter from NASDAQ stating that the Company has not regained compliance with the Rule and is not eligible for a second 180 day extension period. Accordingly, unless the Company requests an appeal of NASDAQ staff’s determination, NASDAQ staff has determined that the Company’s securities will be scheduled for delisting from The Nasdaq Capital Market and will be suspended at the opening of business on December 1, 2022, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on NASDAQ.

On November 24, 2022, the Company filed an appeal of NASDAQ staff’s determination to a hearings panel (the “Panel”), pursuant to the procedures set forth in the Nasdaq Listing Rules. A hearing request will stay the suspension of the Company’s securities and the filing of Form 25-NSE pending the Panel’s decision. The Company will be asked to provide a plan to regain compliance to the Panel. As part of such plan, the Company is prepared to pursue a reverse stock split and make other commitments as necessary to regain compliance with the minimum bid price requirement in order to avoid delisting of the Company’s shares from The Nasdaq Capital Market.

Item 8.01 Other Events.

In order to demonstrate the Company’s intention to take definitive action to regain compliance with the NASDAQ minimum bid price requirement for continued listing, on November 22, 2022, the board of directors of the Company (the “Board”) adopted resolutions by unanimous written consent, pursuant to which the Board determined that it is advisable and in the best interests of the Company to amend the Certificate of Incorporation of the Company (the “Amendment”) by changing and reclassifying each of the issued and outstanding shares of Common Stock into a range of two-thirds to one-fifth of a share of Common Stock at the direction of the management (the “Split Ratio”), such change, reclassification and combination to be made as a reverse stock split between the range of 1.5 to 1 and 5 to 1 (the “Reverse Stock Split”), depending upon which exact ratio is deemed necessary and desirable to achieve a minimum share price of at least $1.00 per share in the market trading price of the Common Stock and which may be done more than one time to achieve such minimum price, and to cash out resulting fractional shares. The Board also recommended that the Reverse Stock Split, including the Amendment, be submitted for approval by the stockholders of the Company in accordance with Delaware General Corporation Law.

On November 25, 2022, stockholders holding approximately 56% of the total issued and outstanding Common Stock executed a written consent approving the Reverse Stock Split and the Amendment. The Company plans to file an Information Statement on Schedule 14C with the SEC as soon as possible (the “Information Statement”). Under the applicable SEC regulations, the Information Statement must be sent or given at least 20 calendar days prior to the earliest date on which the corporate action may be taken. The Company plans to file the Amendment with the Secretary of State of Delaware as soon as such 20-day waiting period has expired. The Amendment and Reverse Stock Split will not be effective unless and until the Amendment is filed with the Secretary of State of Delaware.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Professional Diversity Network, Inc.

Date: November 28, 2022	/s/ Adam He
Adam He, Chief Executive Officer